ICO, INC. CHANGE IN CONTROL SEVERANCE PLAN

Participation Agreement
Date:  December 3, 2009

To:   Stephen Barkmann

The purpose of this Participation Agreement is to confirm your participation in the ICO, Inc. Change in Control Severance Plan (the “Plan”), subject to your executing of this Participation Agreement and returning it to the Company within ten business days after the date set forth above.  Any capitalized terms not used herein and not defined herein have the meaning ascribed to such terms in the Plan.

The Severance Benefit for which you may be eligible pursuant to Section 4(a) of the Plan shall mean 200% of your annual base salary as of the date when a Change in Control occurs (i.e. your base salary multiplied by two (2)).  In addition, the Company will pay or reimburse 100% of your premiums at the rate applicable to you for your and your dependents’ continued coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), under the Company’s medical and dental plans to the extent that you and your dependents are participants in such plans immediately prior to your termination, and provided that you elect COBRA continuation coverage, for up to twelve months following termination.

For purposes of the definition of “Good Reason” under the Plan:

•	clause (b) in the definition is deleted; and

•
a material change in the geographic location at which you must perform services includes a change in your primary work location to a location that somewhere other than Bayshore Industrial in LaPorte, Texas.

Furthermore, it is agreed that if, within the two year period following a Change in Control, you are offered a two-year employment agreement, (a) with the same or greater base compensation and benefits than that which you are receiving at the time of the Closing, (b) with your primary work location at Bayshore Industrial in LaPorte, Texas, and (c) containing a two-year post-employment non-competition agreement that runs concurrently with a consulting arrangement, the Good Reason provisions of the Plan shall not apply with respect to any termination of your employment.

   As set forth in Section 5 of the Plan, (i) if the aggregate of payments due under this Plan is greater than amounts owed to you under any other agreement and/or severance or separation plan or policy applicable to you (“Other Plan”), then payments made to you under this Plan shall be in lieu of payments owed under such Other Plan, and (ii) if the aggregate of payments due under this Plan is less than amounts owed under any Other Plan applicable to you, then payments made under the Other Plan shall be in lieu of payments under this Plan.  In the event that you become entitled to and are paid payments under an Other Plan, and subsequently become entitled to payments under this Plan, then the amounts due to you under this Plan shall be reduced by the amounts previously paid to you under the Other Plan.  For the avoidance of doubt it is noted that the Company’s incentive compensation plans (pursuant to which employees may be awarded stock options or restricted shares) and 401(k) plan are not within the definition of “Other Plan” for the purpose of this paragraph.

Further details and requirements related to your Severance Benefit are set forth in the Plan, which is attached to and incorporated into this Participation Agreement.

ICO, Inc.
By:	/s/ A. John Knapp, Jr.
A. John Knapp, Jr..
President and C.E.O.

Accepted and agreed to by:

By:	/s/ Stephen Barkmann
Stephen Barkmann
Date:	12/3/09
Attachment: Change in Control Severance Plan